CONFORMED 1.








                    SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C. 20549



                                 FORM 8-K

                              CURRENT REPORT


                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):   December 21, 2000


                               HSBC USA INC.
            (Exact name of registrant as specified in charter)


MARYLAND                      1-7436              13-2764867
(State or other juris-        (Commission         (IRS Employer
diction of incorporation      File Number)        Identification No.)
or organization)


452 FIFTH AVENUE, NEW YORK, NEW YORK 10018
(Address of principal executive offices)

Registrant's telephone number, including area code:  (212) 525-6100



                              Not applicable
      (Former name or former address, if changed since last report)




                                                                          2.


HSBC USA Inc. (HUSI) has distributed its 49% interest in HSBC Republic Holdings (Luxembourg) SA (HRH) from its subsidiary, HSBC Bank USA (HBUS) to its parent, HSBC North America, Inc. The distribution, in the form of a special dividend in the amount of $2.9 billion, included its investment in HSBC Investments (Bahamas) Limited in addition to the $2.5 billion investment in HRH. The transfer is the first step in an internal reorganization of the HSBC Group's global Private Banking operations under a European holding company, with the intent of aligning legal ownership and functional management. The 49% interest in HRH (the former Safra Republic Holdings) was acquired as part of the HSBC Group's acquisition of Republic New York Corporation at year-end 1999.

The special dividend will reduce the Tier 1 capital of HBUS and HUSI by $2.9 billion but their net total regulatory capital will reduce by only $0.4 billion because the $2.5 billion ownership interest in HRH has been disregarded when computing the total capital ratio for regulatory capital purposes. The following table discloses the proforma impact of the special dividend on the capital ratios of HUSI as if the dividend were made on September 30, 2000:


                                                    After
                                 Previously        Special
                                  Reported        Dividend
                                  --------        --------
     Tier 1 Capital Ratio           12.8%            8.1%
     Total Capital Ratio            14.2%           13.5%
     Leverage Ratio                  8.9%            5.6%



All of the above ratios remain in excess of the FDIC well-capitalized standards. The special dividend was distributed after receiving the approval of both the New York State Banking Department and the Federal Reserve Board.

Moody's Investors Service, Standard & Poor's and Fitch have indicated that there has been no impact on their ratings of HUSI or HBUS as a result of this transaction.


                                                                     3.



                                SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                     HSBC USA INC.

                                     (REGISTRANT)



                                     /s/ Gerald A. Ronning

                                     NAME:   GERALD A. RONNING
                                     TITLE:  EXECUTIVE VICE PRESIDENT &
                                             CONTROLLER



Date:  December 21, 2000